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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 14, 2003, relating to the financial statements and financial highlights which appear in the December 31, 2002 Annual Reports to Shareholders of JPMorgan Bond Portfolio, JPMorgan U.S. Large Cap Core Equity Portfolio (formerly JPMorgan U.S. Disciplined Equity Portfolio), JPMorgan Small Company Portfolio, JPMorgan International Opportunities Portfolio and JPMorgan Mid Cap Value Portfolio, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights," "Independent Accountants," and "Financial Statements" in such Registration Statement.


PricewaterhouseCoopers LLP

New York, New York
March 31, 2003